Exhibit 5

Stock Agreement

Non-Employee Director — 1 year vesting

STOCK AWARD

Granted by

THE BANCORP, INC.

under the

THE BANCORP, INC.
STOCK OPTION AND EQUITY PLAN OF 2013

This Stock Award Agreement (the “Stock Award” or this “Agreement”) is and will be subject in every respect to the provisions of the Stock Option and Equity Plan of 2013 (the “Plan”) of The Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a Stock Award pursuant to the Plan. The holder of this Stock Award (the “Participant”) hereby accepts this Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.                                      `Name of Participant                                                                              Castle Creek

2.                                      Date of Grant: February 3, 2017

3.                                      Total number of shares of Company common stock, $0.01 par value per share, covered by the Stock Award: 15,000 (subject to adjustment pursuant to Section 8 below).

4.                                      Vesting Schedule. Except as otherwise provided in this Agreement, this Stock Award first becomes earned in accordance with the vesting schedule specified herein.

The Stock Award granted under the Plan shall vest in one (1) annual installment, becoming exercisable on the anniversary date of grant, or February 3, 2018.

Notwithstanding the above vesting schedule, vesting may accelerate pursuant to the events listed in Section 9 of this Agreement (e.g., death, Disability, Retirement or Change in Control).

5.                                      Grant of Stock Award.

This Stock Award will not be in the form of issued and outstanding shares of Stock on the date of grant. As soon as practicable after the date any Stock Awards vest, the Company shall deliver to the Participant a number of Shares equal to the number of Stock Awards that vest. The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant.

Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Stock Awards that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the Stock Awards unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange.

6.                                      No Voting or Dividends.

The Participant will not have the right to vote the Stock Awards awarded hereunder or receive cash dividends on such awards. Voting and Dividend rights will apply when such awards become vested.

7.                                      Delivery of Shares.

Delivery of shares of Stock under this Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8.                                      Adjustment Provisions.

This Stock Award, including the number of shares subject to the Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 5(d) of the Plan.

9.                                      Effect of Termination of Service on Stock Award.

(i)                                        Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, all non-vested Stock Awards will vest over a one year period beginning on the date of death.

(ii)                                     Disability. In the event of the Participant’s Termination of Service by reason of the Participant’s Disability, all non-vested Stock Awards will vest over a one year period beginning on the date of the Termination of Service.

(iii)                                  Retirement. In the event of the Participant’s Termination of Service by reason of the Participant’s Retirement, all non-vested Stock Awards will vest over a one year period beginning on the date of the Termination of

Service. Notwithstanding the foregoing, an Employee who continues to serve as a Director or as a consultant to the Company or the Bank following Termination of Service shall continue to vest in his or her Awards and shall not be deemed to have terminated Service due to Retirement until Service in all such capacities has terminated.

(iv)                                 Termination for Cause. If the Participant’s Termination of Service is for Cause, all Stock Awards that have not vested will expire and be forfeited.

(v)                                    A Change in Control. In the event of a Change in Control, if you involuntarily forfeit your current position or if you will be employed at a significantly lower salary, all Stock Awards will become fully exercisable. In addition, all Stock Awards may become fully exercisable pursuant to Sections 18 (a) and 18(b) of the Plan. A “Change in Control” will be deemed to have occurred as provided in Section 2(b) of the Plan.

(vi)                                 Other Termination. If the Participant’s Termination of Service is for any reason other than death, Disability, Retirement, for Cause or following a Change of Control, all non-vested Stock Awards will expire and be forfeited on the date of the Termination of Service.

10.                               Miscellaneous.

10.1              This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

10.2              Stock Awards are not transferable prior to the time such Awards vest in the Participant.

10.3              This Stock Award and this Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

10.4              This Stock Award and this Agreement are subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Stock Award set forth above.

THE BANCORP, INC.

/s/ Paul Frenkiel
By:	Paul Frenkiel
Its:	Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the Company’s Stock Option and Equity Plan of 2013. The undersigned hereby acknowledges receipt of a copy of the Company’s Stock Option and Equity Plan of 2013.

PARTICIPANT

/s/ John Eggemeyer